News Release

For Immediate Release

Contact Information:

Investors:

Alan Magleby

(410) 454-5246

afmagleby@leggmason.com

Media:

Mary Athridge

(212) 805-6035

mkathridge@leggmason.com

LEGG MASON APPOINTS PETER H. NACHTWEY AS CHIEF FINANCIAL OFFICER

BALTIMORE – December 13, 2010 – Legg Mason Inc., (NYSE:LM) today announced the appointment of Peter “Pete” H. Nachtwey as Chief Financial Officer and a member of its Executive Committee.  He will report to Mark R. Fetting, Chairman and Chief Executive Officer.  He joins the firm from The Carlyle Group, where he was Chief Financial Officer and a member of their Operating Committee.

Mark R. Fetting said, “Pete’s deep knowledge of the investment management industry and his broad expertise across all aspects of financial management: corporate, fund, portfolio company and deal, will be invaluable as we grow our business and invest in both our affiliates and opportunities globally.  I would also like to thank Terrence Murphy for his outstanding contribution and for taking time away from our largest equity affiliate.  I know the team at ClearBridge Advisors is ready to welcome him back.”

Pete Nachtwey said, “I am excited to join one of the world’s largest asset managers and a well-respected finance team.  Legg Mason’s investment affiliates are known as some of the best managers in their investment disciplines and I look forward to partnering with each of them to grow their franchises.  At the right time, I am also ready to help expand Legg Mason’s investment capabilities through targeted acquisitions.”

From 2007-2010, Mr. Nachtwey was Chief Financial Officer at The Carlyle Group, where he had responsibility for all of the financial and a number of the operational functions at the firm.  As CFO of one of the world’s largest alternative investment managers, he had broad oversight of structuring, reporting and budgeting for over $90 billion in private equity and credit alternatives investments in over 70 discrete fund investment vehicles.  Prior to The Carlyle Group, he spent more than 25 years in increasing leadership positions at Deloitte and Touche LLP, most recently as Managing Partner of the first fully integrated Investment Management practice of the Big Four, dedicated solely to serving mutual fund complexes, private equity firms and hedge funds.  He graduated magna cum laude from Syracuse University with a BS in Accounting in 1978.

About Legg Mason

Legg Mason is a global asset management firm with $668 billion in assets under management as of November 30, 2010. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

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